CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.46

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and the borrowers listed on Schedule I hereto (“Borrowers” or collectively, “Borrower”).  The parties agree as follows:

1LOAN AND TERMS OF PAYMENT

1.1Revolving Line.

(a)Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be prepaid or repaid as set forth on Schedule I hereto.

(b)Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the outstanding principal amount of all Advances, the accrued and unpaid interest thereon, and all other outstanding Obligations relating to the Revolving Line shall be immediately due and payable.

1.2Term Loan.

(a)Availability.  Subject to the terms and conditions of this Agreement, upon Borrower’s request, on or about the Effective Date, Bank shall make one (1) term loan advance in an original principal amount equal to the Term Loan Availability Amount (the “Term Loan Advance”), provided that all or a portion of the proceeds of the Term Loan Advance shall be used to repay in full all of Borrower’s outstanding obligations and liabilities to CRG (including, without limitation, obligations and liabilities set forth in the CRG Credit Agreement).  Borrower may request the Term Loan Advance as set forth on Schedule I hereto.

(b)Repayment.  Borrower shall repay the Term Loan Advance as set forth in Schedule I hereto.  All outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.

(c)Permitted Prepayment.  Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advance, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advance at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (B) the Final Payment, (C) the Prepayment Fee, and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

(d)Mandatory Prepayment Upon an Acceleration.  If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (ii) the Final Payment, (iii) the Prepayment Fee, and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

1.3Overadvances.  If, at any time, the aggregate outstanding principal amount of any Advances, exceeds the lesser of (i) the Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”).  Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower shall pay Bank interest on the outstanding amount of any Overadvance, on demand, at a rate per annum equal to the rate that is otherwise applicable to Advances plus three percent (3.0%).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.4Payment of Interest on the Credit Extensions.

(a)Interest Payments.

(i)Advances.  Interest on the principal amount of each Advance is payable as set forth on Schedule I hereto.

(ii)Term Loan Advance.  Interest on the principal amount of the Term Loan Advance is payable as set forth on Schedule I hereto.

(b)Interest Rate.

(i)Advances.  Subject to Section 1.4(c), the outstanding principal amount of any Advance shall accrue interest as set forth on Schedule I hereto.

(ii)Term Loan Advance.  Subject to Section 1.4(c), the outstanding principal amount of any Term Loan Advance shall accrue interest as set forth on Schedule I hereto.

(iii)All-In Rate.  Notwithstanding any terms in this Agreement to the contrary, if at any time the interest rate applicable to any Obligations is less than zero percent (0.0%), such interest rate shall be deemed to be zero percent (0.0%) for all purposes of this Agreement.

(c)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is three percent (3.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects, in its sole and absolute discretion, to impose a lesser or no increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 1.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d)Adjustment to Interest Rate.  Each change in the interest rate applicable to any amounts payable under the Loan Documents based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of such change.

(e)Interest Computation.  Interest shall be computed as set forth on Schedule I hereto.  In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

1.5Fees.  Borrower shall pay to Bank:

(a)Final Payment. The Final Payment, when due hereunder, which shall be fully earned and non-refundable as of such date;

(b)Prepayment Fee. The Prepayment Fee, when due hereunder, which shall be fully earned and non-refundable as of such date;

(c)Termination Fee.  Upon termination of this Agreement or the termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee (the “Termination Fee”) in an amount equal to (i) three percent (3.0%) of the Revolving Line if such termination occurs prior to the first anniversary of the Effective Date, or (ii) one percent (1.0%) of the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Revolving Line if such termination occurs on or at any time after the first anniversary of the Effective Date, which shall be fully earned and non-refundable as of such date;

(d)Unused Revolving Line Facility Fee.  Payable quarterly in arrears on the last calendar day of each calendar quarter occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 1.2(e), which shall be fully earned and non-refundable as of such date.  The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding; and

(e)Bank Expenses.  All Bank Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement, notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses of this Section 1.5 pursuant to the terms of Section 1.6(c).  Bank shall provide Borrower written notice of deductions made pursuant to the terms of the clauses of this Section 1.5.

1.6Payments; Application of Payments; Debit of Accounts.

(a)All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)Bank may debit any of Borrower’s deposit accounts maintained with Bank, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due under the Loan Documents.  These debits shall not constitute a set-off.

1.7Change in Circumstances.

(a)Increased Costs.  If any Change in Law shall: (i) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or advances, loans, or other credit extended or participated in by, Bank, (ii) subject Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto, or (iii) impose on Bank any other condition, cost, or expense (other than Taxes) affecting this Agreement or Credit Extensions made by Bank, and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing, or maintaining any Credit Extension (or of maintaining its obligation to make any such Credit Extension), or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest, or any other amount) then, upon written request of Bank, Borrower shall promptly pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(b)Capital Requirements.  If Bank determines that any Change in Law affecting Bank regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital as a consequence of this Agreement, the Revolving Line, any term loan facility, or the Credit Extensions made by Bank to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of Bank, Borrower shall promptly pay to Bank such additional amount or amounts as will compensate Bank for any such reduction suffered.

(c)Delay in Requests.  Failure or delay on the part of Bank to demand compensation pursuant to this Section 1.7 shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to subsection (a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period shall be extended to include the period of retroactive effect).

1.8Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good-faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding, (ii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.8), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)Tax Indemnification.  Without limiting the provisions of subsections (a) and (b) above, Borrower shall, and does hereby, indemnify Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.8) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(d)Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.8, Borrower shall deliver to Bank a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Bank.

(e)Status of Bank.  If Bank (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, Bank shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, Bank shall deliver whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications. If a payment made to Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Bank were to fail to comply with the applicable reporting requirements of FATCA (including those

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Bank shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Bank has complied with Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)Treatment of Certain Refunds. If Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of Bank, shall repay to Bank the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will Bank be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place Bank in a less favorable net after-Tax position than Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

1.9Procedures for Borrowing.

(a)Advances.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement (which must be satisfied no later than 12:00 p.m. Eastern time on the applicable Funding Date), to obtain an Advance Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by 12:00 p.m. Eastern time on the Funding Date of the Advance.  Such notice shall be made through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer.  In connection with any such notification, Borrower shall deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may reasonably request.  Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances (which requirement may be deemed satisfied by the prior delivery of Borrowing Resolutions or a secretary’s certificate that certifies as to such Board approval).

(b)Term Loan Advance. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement (which must be satisfied no later than 12:00 p.m. Eastern time on the applicable Funding Date), to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by 12:00 p.m. Eastern time at least 2 Business Days prior to the proposed Funding Date of the Term Loan Advance.  Such notice shall be made by electronic mail or by telephone and, together with any such notification, Borrower shall deliver to Bank by electronic mail a completed Payment/Advance Form executed by an Authorized Signer and such other reports and information as Bank may reasonably request.  Bank may rely on any telephone notice given by a person whom Bank believes is an Authorized Signer.  Borrower will indemnify Bank for any loss Bank suffers due to such belief or reliance. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request the Term Loan Advance (which requirement may be deemed satisfied by the prior delivery of Borrowing Resolutions or a secretary’s certificate that certifies as to such Board approval).

(c)Bank shall credit proceeds of a Credit Extension to the Designated Deposit Account.  Bank may make Advances or the Term Loan Advance under this Agreement based on instructions from an Authorized Signer or without instructions if such the Credit Extension is necessary to meet Obligations which have become due.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

2CONDITIONS OF CREDIT EXTENSIONS

2.1Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may have reasonably requested, including, without limitation:

(a)duly executed Loan Documents;

(b)duly executed Control Agreements as required by Bank;

(c)(i) the Operating Documents of each Borrower, and (ii) (A) good standing certificates of each Borrower certified by the Secretary of State of the State of Delaware, (B) a good standing/foreign qualification certificate of Parent certified by the Secretary of State of the Commonwealth of Massachusetts, and (C) good standing/foreign qualification certificates of Icon and EyePoint US certified by the Secretary of State (or equivalent agency) of each other jurisdiction in which Icon and EyePoint US are qualified to conduct business; in each case, as of a date no earlier than 30 days prior to the Effective Date;

(d)certificate duly executed by a Responsible Officer or secretary of each Borrower with respect to Borrower’s (i) Operating Documents and (ii) Borrowing Resolutions;

(e)duly executed payoff letter from CRG Servicing LLC (“CRG”);

(f)evidence that (i) the Liens securing Indebtedness owed by Borrower to CRG; will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(g)certified copies, dated as of a recent date, of searches for financing statement filed in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h)duly executed Perfection Certificate of each Borrower;

(i)duly executed signature to the Stock Pledge Agreement;

(j)a legal opinion of Borrower’s counsel dated as of the Effective Date;

(k)evidence satisfactory to Bank that the insurance policies required by Section 5.8 hereof are in full force and effect; and

(l)payment of the fees and Bank Expenses then due as specified in Section 1.5 hereof.

2.2Conditions Precedent to all Credit Extensions.  Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)receipt of Borrower’s Credit Extension request and the related materials and documents as required by and in accordance with Section 1.9;

(b)the representations and warranties in this Agreement shall be true and correct in all material respects as of the date of any Credit Extension request  and as of the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties

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expressly referring to a specific date shall be true and correct in all material respects as of such date; and

(c)a Material Adverse Change shall not have occurred and be continuing.

2.3Covenant to Deliver.  Borrower shall deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  A Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3CREATION OF SECURITY INTEREST

3.1Grant of Security Interest.

(a)Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

(b)Borrower acknowledges that it previously has entered, or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject to Permitted Liens).

3.2Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all jurisdictions deemed necessary or appropriate by Bank to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.

3.3Termination.  If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations or other obligations which by their terms, survive termination of this Agreement) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations or other obligations which by their terms, survive termination of this Agreement) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower, and Bank shall take such actions as may be reasonably requested by Borrower to evidence such repayment and release (including delivery of a payoff letter, filing of UCC-3 termination statements (or authorizing Borrower to file such UCC-3 termination statements) and delivering possessory Collateral in Bank’s possession to Borrower) and all of Borrower’s obligations pursuant to Sections 5 and 6 herein shall terminate. Furthermore, in connection with a Transfer permitted under this Agreement Bank shall take such actions as may be reasonably requested by Borrower to evidence such release (including filing of UCC-3 termination statements (or authorizing Borrower to file such UCC-3 termination statements)). In the event (a) all Obligations (other than inchoate indemnity obligations or other obligations which by their terms, survive termination of this Agreement), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its sole discretion for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to at least (x) 105.0% of the face amount of all such Letters of Credit denominated in Dollars and (y) 115.0% of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all

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interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such  Letters of Credit.

4REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

4.1Due Organization, Authorization; Power and Authority.

(a)Borrower and each of its Subsidiaries are each duly existing and in good standing as a Registered Organization in their respective jurisdiction of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or their ownership of property requires that they be qualified, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b)All information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is true and correct in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and the Perfection Certificate shall be deemed to be updated to the extent such notice is provided to Bank of such permitted update).

(c)The execution, delivery, and performance by Borrower and each of its Subsidiaries of the Loan Documents to which they are parties have been duly authorized, and do not (i) conflict with any of Borrower’s or any such Subsidiary’s organizational documents, (ii) contravene, conflict with, constitute a default under, or violate any material Applicable Law, (iii) contravene, conflict with, or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower or any of its Subsidiaries is bound.  Neither Borrower nor any of its Subsidiaries are in default under any agreement to which they are parties or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s or any of its Subsidiary’s business or operations.

4.2Collateral.

(a)The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens).  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b)Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 5.9(c).  The Accounts are bona fide, existing obligations of the Account Debtors.

(c)The Collateral is not in the possession of any third-party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 6.2.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 6.2.

(d)All Inventory is in all material respects of good and marketable quality, free from material defects (other than resulting from any casualty or any taking under power of eminent domain or by condemnation).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(e)Borrower owns, or possesses the right to use to the extent necessary in its business, all Intellectual Property, licenses, and other intangible assets that are used in the conduct of its business as now operated, except to the extent that such failure to own or possess the right to use such asset would not reasonably be expected to have a material adverse effect on Borrower’s business or operations, and no such asset, to the best knowledge of Borrower, conflicts with the valid Intellectual Property, license, or intangible asset of any other Person to the extent that such conflict could reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(f)Except as noted on the Perfection Certificate or for which notice has been given to Bank pursuant to and in accordance with Section 5.11(b), Borrower is not a party to, nor is it bound by, any Restricted License.

4.3Accounts Receivable.

(a)For each Account included in the most recent Borrowing Base Statement, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b)All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct in all material respsects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all Applicable Law.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in the then applicable Borrowing Base Statement. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

4.4Litigation. Other than as set forth in the Perfection Certificate or as disclosed to Bank pursuant to Section 5.3(j), there are no actions, investigations or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, $250,000.00 not covered by independent third party insurance as to which liability has been accepted by the carrier providing such insurance.

4.5Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.

4.6Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries are able to pay their debts (including trade debts) as they mature.

4.7Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower and each of its Subsidiaries (a) have complied in all material respects with all Applicable Law, and (b) have not violated any Applicable Law the violation of which could reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower and each of its Subsidiaries have duly complied with, and their respective facilities, business, assets, property, leaseholds, real property and Equipment are in compliance with, Environmental Laws, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or any of its Subsidiaries or relating to their respective facilities,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

businesses, assets, property, leaseholds, real property or Equipment under such Environmental Laws except where the same would not reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain or make or file the same would not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

4.8Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

4.9Tax Returns and Payments; Pension Contributions.

(a)Borrower and each of its Subsidiaries have timely filed (subject to validly filed extensions), or submitted extensions for, all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits, and contributions owed by Borrower and each of its Subsidiaries except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits, and contributions do not, individually or in the aggregate, exceed $50,000.00.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any of its Subsidiary’s prior tax years which could result in additional taxes becoming due and payable by Borrower or any of its Subsidiaries in excess of $50,000.00 in the aggregate.

(b)Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing, and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

4.10Full Disclosure. No written representation, warranty, or other statement of Borrower or any of its Subsidiaries in any report, certificate, or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such reports, certificates, and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

4.11Sanctions.  Neither Borrower nor any of its Subsidiaries is: (a) in violation of any Sanctions; or (b) a Sanctioned Person.  Neither Borrower nor any of its Subsidiaries, directors, or officers, or, to the knowledge of Borrower, any of its employees, agents, or Affiliates: (i) conducts any business or engages in any transaction or dealing with any Sanctioned Person, including making or receiving any contribution of funds, goods, or services to or for the benefit of any Sanctioned Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (iv) otherwise engages in any transaction that could cause Bank to violate any Sanctions.

5AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

5.1Use of Proceeds.  Cause the proceeds of the Credit Extensions to be used solely (a) as working capital or (b) to fund its general business purposes, and not for personal, family, household or agricultural purposes.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

5.2Government Compliance.

(a)Maintain its and all of its Subsidiaries’ legal existence (except as permitted under Section 6.3 with respect to Subsidiaries only) and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, the failure to comply with which could reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower and each of its Subsidiaries of their obligations under the Loan Documents to which they are parties, including any grant of a security interest to Bank in the Collateral.  Borrower shall, upon Bank’s reasonable request, promptly provide copies of any such obtained Governmental Approvals to Bank.

5.3Financial Statements, Reports. Deliver to Bank by submitting to the Financial Statement Repository:

(a)Borrowing Base Statement.  A Borrowing Base Statement (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) within 30 days after the end of each month;

(b)Accounts Receivable Information.  Within 30 days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), and an accounts receivable general ledger and (D) a deferred revenue report, in form an substance satisfactory to Bank;

(c)Monthly Compliance Statement.  Within 30 days after the last day of each month, a duly completed Compliance Statement, confirming that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

(d)10-Q reports.  Within 45 days after the end of the first three fiscal quarters of Borrower, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter, consistent with such quarterly financial statements submitted to the SEC, in a form of presentation acceptable to Bank;

(e)Annual Operating Budget and Financial Projections.  As soon as available, and in any event within 90 days after the last day of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the current fiscal year of Borrower, and (B) annual financial projections for the current fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(f)10-K Reports and Annual Audited Financial Statements.  As soon as available, and in any event within 90 days following the end of Borrower’s fiscal year, Borrower’s 10-K report, together with audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (provided that such unqualified opinion may contain a going concern qualification typical for venture backed companies similar to Borrower) on the financial statements from Deloitte LLP, any “Big 4” accounting firm, or any other independent certified public accounting firm reasonably acceptable to Bank;

(g)SEC Filings.  Within five (5) days of filing, notification of the filing and copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any of its Subsidiaries or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower’s or any of its Subsidiaries’ website on the internet at Borrower’s or any of its Subsidiaries’ website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h)Security Holder and Subordinated Debt Holder Reports.  Within five (5) days of delivery, copies of all material statements, reports, and notices made available to Borrower’s security holders or to any holders of Subordinated Debt (solely in their capacities as security holders or holders of Subordinated Debt and not in any other role);

(i)Beneficial Ownership Information. Concurrently with delivery of the Compliance Statement pursuant to Section 5.3(c), written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate.  Borrower understands and acknowledges that Bank relies on such true, accurate, and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify, and record information about the beneficial owners of its legal entity customers;

(j)Legal Action Notice.  Concurrently with delivery of the Compliance Statement pursuant to Section 5.3(c), written notice of any legal actions, investigations or proceedings pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, $250,000.00 or more;

(k)Tort Claim Notice.  If Borrower shall acquire a commercial tort claim with a value of $250,000.00 or more, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof, and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank;

(l)Government Filings.  Within ten (10) Business Days after the same are sent or received, copies of all material correspondence, reports, documents, and other filings by Borrower or any of its Subsidiaries with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the business of Borrower or any of its Subsidiaries;

(m)Registered Organization.  If Borrower is not a Registered Organization as of the Effective Date but later becomes one, promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number;

(n)Default.  Prompt written notice of the occurrence of a Default or Event of Default; and

(o)Other Information.  Promptly, from time to time, such other information regarding Borrower or any of its Subsidiaries or compliance with the terms of any Loan Documents as reasonably requested by Bank.

Any submission by Borrower of a Compliance Statement, Borrowing Base Statement, or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 5.3 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement, Borrowing Base Statement, or other financial statement, the information and calculations set forth therein are true and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in compliance with all required covenants except as noted in such Compliance Statement, Borrowing Base Statement, or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 4 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, Borrowing Base Statement, or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

permitted pursuant to the terms of Sections 4.9 and 5.6(a), and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

5.4Accounts Receivable.

(a)Schedules and Documents Relating to Accounts.  Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 5.3, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)Disputes.  Borrower shall promptly, but no later than with the then next-due Compliance Statement pursuant to Section 5.3(c), notify Bank of all disputes or claims relating to Accounts in excess of $100,000.00 individually, or $200,000.00 in the aggregate.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) there shall not be an Overadvance after taking into account all such discounts, settlements and forgiveness.

(c)Collection of Accounts.  Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”).  Whether or not an Event of Default has occurred and is continuing, Borrower shall promptly deliver all payments on and proceeds of Accounts to the Cash Collateral Account.  Subject to Bank’s right to maintain a reserve pursuant to Section 5.4(d), all amounts received in the Cash Collateral Account shall be applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts). Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

(d)Reserves.  Notwithstanding any terms in this Agreement to the contrary, at times when a Default or an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 5.4(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

(e)Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount in accordance with Borrower’s customary business practices, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and promptly notify Bank of the return of the Inventory.

(f)Verifications; Confirmations; Credit Quality; Notifications.  Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.  In addition, Bank may notify Account Debtors to make payments in respect of

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Accounts directly to Bank. Notwithstanding the foregoing, provided no Event of Default has occurred or is continuing, Bank shall consult with and provide notice to Borrower before contacting Account Debtors directly.

(g)No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

5.5Remittance of Proceeds.  Except (a) as otherwise provided in Section 5.4(c), and (b) proceeds from licensing fees, in connection with transactions permitted pursuant to Sections 6.1(f), (g), and (l) , with respect to the Company’s license and collaboration agreements in an aggregate amount not to exceed $100,000.00 in any 12 month period, deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (x) prior to an Event of Default, pursuant to the terms of Section 5.4(c) hereof, and (y) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 8.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $500,000.00 or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank.  Nothing in this Section 5.5 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

5.6Taxes; Pensions.

(a)Timely file, and require each of its Subsidiaries to timely file (in each case, unless subject to a valid extension), all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits, and contributions owed by Borrower and each of its Subsidiaries, except for (i) taxes with respect to amounts that do not in the aggregate exceed the amount set forth in Section 4.9(a) hereof, and (ii) deferred payment of any taxes contested pursuant to the terms of Section 4.9(a) hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay, and require each of its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

(b)To the extent Borrower or any of its Subsidiaries defers payment of any contested taxes, (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”

5.7Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books.  Such inspections and audits shall be conducted no more often than twice every 12 months, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Bank shall determine is necessary. Notwithstanding the foregoing, the Initial Audit shall be completed within 90 days of the Effective Date. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be $1,000.00 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of $2,000.00 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

5.8Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts standard for companies of Borrower’s size in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Bank.

(b)All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(c)Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $250,000.00 with respect to any loss, but not exceeding $500,000.00 in the aggregate for all losses under all casualty policies in any 12 month period, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations then due.

(d)At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 5.8 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank 30 days’ prior written notice before any such policy or policies shall be canceled.  If Borrower fails to obtain insurance as required under this Section 5.8 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 5.8, and take any action under the policies Bank deems prudent.

5.9Accounts.

(a)Maintain all of Borrower’s, any of its Subsidiaries’ (excluding Securities Corp.), and any Guarantor’s operating accounts, depository accounts and excess cash with Bank or Bank’s Affiliates. In addition to the foregoing, Borrower shall at all times have on deposit in operating and depository accounts maintained in the name of Borrower with Bank, unrestricted cash in an amount equal to the lesser of (i) one hundred percent (100.0%) of the Dollar value of Borrower’s consolidated cash, including any Subsidiaries’, or Affiliates’ (other than senior executives or directors of the Borrower) cash, in the aggregate, at all financial institutions, and (ii) one hundred ten percent (110.0%) of the then-outstanding Obligations of Borrower to Bank. Bank may restrict withdrawals or transfers by or on behalf of Borrower that would violate this Section 5.9(a) regardless of whether an Event of Default exists at such time.

(b)In addition to the foregoing, Borrower, any Subsidiary of Borrower, and any Guarantor shall obtain any business credit card (other than the Permitted Credit Card) and letter of credit exclusively from Bank.

(c)In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such (the “Excluded Accounts”).

5.10Financial Covenant.  Borrower shall either:

(a)Achieve, to be tested as of the last day of each quarter, minimum Product Revenue for the trailing three (3) month period ending on such date, of at least:

Period	Minimum Product Revenue
March 31, 2022	$[***]
June 30, 2022	$[***]
September 30, 2022	$[***]
December 31, 2022	$[***]
March 31, 2023	$[***]
June 30, 2023	$[***]
September 30, 2023	$[***]
December 31, 2023	$[***]

or;

(b)Maintain, at all times, unrestricted and unencumbered cash in accounts in the name of Borrower with Bank in an amount equal to least the greater of (i) $50,000,000.00, or (ii) the amount of Borrower’s Cash Burn,  multiplied by six (6).

With respect to the period ending March 31, 2023 and each period thereafter through December 31, 2023, Bank may, in its sole and absolute discretion, agree in writing to update the applicable covenant levels of Minimum Product Revenue based upon, among other factors, an updated Board-approved operating plan and financial projections provided by Borrower to Bank and the Bank’s then current credit underwriting.

With respect to the period ending March 31, 2024 and each period thereafter through the Maturity Date, the levels of minimum Product Revenue shall be mutually agreed upon between Borrower and Bank, based upon, among other factors, [***]% of the projected Product Revenue in Borrower’s Board-approved operating plan and financial projections (which projections shall demonstrate year-over-year growth), which shall be acceptable to Bank, and subject to Bank’s then current credit underwriting. With respect thereto, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before January 15, 2024, to any minimum Product Revenue covenant levels mutually agreed upon between Borrower and Bank with respect to the periods ending on and after March 31, 2024, shall result in an immediate Event of Default for which there shall be no grace or cure period.

5.11Protection of Intellectual Property Rights.

(a)(i) Protect, defend, and maintain the validity and enforceability of Borrower’s and each Subsidiary’s Intellectual Property, except to the extent that such failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business or operations; (ii) promptly, but no later than with the then next-due Compliance Statement pursuant to Section 5.3(c), advise Bank in writing of infringements or any other event

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

that could reasonably be expected to materially and adversely affect the value Borrower’s and each Subsidiary’s Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited, or dedicated to the public without Bank’s written consent.

(b)Provide written notice to Bank promptly, but no later than with the then next-due Compliance Statement pursuant to Section 5.3(c), after entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such commercially reasonable steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.12Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees, and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

5.13Online Banking.

(a)Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 5.3 of this Agreement).

(b)Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator.  Bank shall be entitled to assume the authenticity, accuracy and completeness of any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.

5.14Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects (other than resulting from any casualty or any taking under power of eminent domain or by condemnation).  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $500,000.00.

5.15Further Assurances.  Execute any further instruments and take such further action as Bank reasonably requests to perfect, protect, ensure the priority of or continue Bank’s Lien on the Collateral or to effect the purposes of this Agreement.

5.16Sanctions.  (a) Not, and not permit any of its Subsidiaries to, engage in any of the activities described in Section 4.11 in the future; (b) not, and not permit any of its Subsidiaries to, become a Sanctioned Person; (c) ensure that the proceeds of the Obligations are not used to violate any Sanctions; and (d) deliver to Bank any certification or other evidence requested from time to time by Bank in its sole discretion, confirming each such Person’s compliance with this Section 5.16.  In addition, have implemented, and will consistently apply while this Agreement is in effect, procedures to ensure that the representations and warranties in Section 4.11 remain true and correct while this Agreement is in effect.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

5.17Post-Closing Deliverables.

(a)Within 30 days of the Effective Date, Borrower shall (i) use commercially best efforts to deliver to Bank a duly executed bailee’s waiver in favor of Bank for each location where Borrower maintains property with a third party, by each such third party, in form and substance satisfactory to Bank; (ii) deliver to Bank evidence satisfactory to Bank that the insurance policies and endorsements required by Section 5.8 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Bank, in form and substance satisfactory to Bank; and (iii) deliver to Bank a stock power form (1 original) executed by EyePoint US with respect to capital stock of Securities Corp. and delivery of stock certificates evidencing ownership interest in Securities Corp., in form and substance satisfactory to Bank.

(b)Within 10 days of the Effective Date, deliver to Bank the duly executed Control Agreement with respect to Parent’s SVB Asset Management account, in form and substance satisfactory to Bank.

6NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

6.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock, partnership, membership, or other ownership interest or other equity securities of Borrower permitted under Section 6.2 of this Agreement; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) consisting of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, (g) consisting of development, co-promotion, distribution and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Intellectual Property in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product over a period of time; provided that each such license does not effect a legal transfer of title to such Intellectual Property and that each such license must be a true license as opposed to a license that is a sales transaction in substance; (h) of property from any Borrower or Subsidiary to any Borrower; (i) leases or subleases of real property entered into in the ordinary course of Borrower’s business; (j) resulting from any casualty or any taking under power of eminent domain or by condemnation; (k) of other immaterial assets not otherwise permitted under this Section 6.1 with a value not to exceed $500,000.00 in the aggregate in any 12 month period, and (l) in accordance with the Alimera License Agreement.

6.2Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve (provided that any Subsidiary may liquidate or dissolve, so long as it transfers all of its assets to Borrower); (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person’s departure from Borrower; (d) permit, allow or suffer to occur any Change in Control; or (e) without at least 10 days’ prior written notice to Bank, (i) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $250,000.00 in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $250,000.00 to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of $250,000.00 of Borrower’s assets or property, then Borrower will use commercially reasonable efforts to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

substance satisfactory to Bank.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $250,000.00 to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank.

6.3Mergers or Acquisitions.  (a) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, provided that (i) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower, (ii) a Subsidiary may merge or consolidate with another Person pursuant to a Permitted Acquisition, so long as the surviving Person is a Subsidiary; or (b) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), other than a Permitted Acquisition.

6.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

6.5Encumbrance.  Create, incur, allow, or suffer to exist any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens, or enter into any agreement, document, instrument, or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (i) as is otherwise permitted in Section 6.1 hereof and the definition of “Permitted Liens” herein, (ii) for customary restrictions on assignment, transfer and encumbrances in license agreements under which Borrower or any Subsidiary is the licensee, or (iii) for covenants with such restrictions in merger or acquisition agreements; provided that such covenants do not prohibit Borrower or any Subsidiary from granting a security interest in Borrower’s or any such Subsidiary’s Intellectual Property in favor of Bank; and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s or any Subsidiary’s Intellectual Property.

6.6Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 5.9(c).

6.7Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any stock, partnership, membership, or other ownership interest or other equity securities, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may make cash payments in lieu of fractional shares in connection with any such conversions in an aggregate amount not to exceed $10,000.00 in any twelve (12) month period, (iii) Borrower may pay dividends solely in common stock, (iv) Borrower may repurchase the stock, partnership, membership, or other ownership interest or other equity securities of current or former employees, directors, or consultants pursuant to stock repurchase agreements, or similar agreements, so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed $50,000.00 in any 12 month period, (v) any Subsidiary may pay dividends or make distributions to Borrower, or (vi) Borrower or any Subsidiary may acquire (or withhold) its equity interests pursuant to any employee stock option or similar plan to pay withholding taxes for which Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof); or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

6.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions between or among Borrowers, (b) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s-length transaction with a non-affiliated Person, (c) sales of equity

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

securities in bona fide venture financing transactions that are not prohibited by Section 6.2, (d) the incurrence of Subordinated Debt, (e) reasonable and customary compensation and other benefits arrangements (including retirement, health, stock option, and other benefit plans and indemnification arrangements approved by the relevant board of directors, board of managers or equivalent corporate body to the extent such approval is required by the organizational documents of such Borrower or Subsidiary) with Borrower’s and its Subsidiaries employees, officers, directors and managers approved by the Board or such Subsidiary’s board of directors (to the extent such approval is required by the organizational documents of such Borrower or Subsidiary), and (f) transactions permitted pursuant to Section 6.1, 6.4 or 6.7.

6.9Subordinated Debt.  Except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject: (a) make or permit any payment on such Subordinated Debt; or (b) amend any provision in any document relating to such Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

6.10Compliance.  (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b)(i) fail to meet the minimum funding requirements of ERISA, (ii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, (iii) fail to comply with the Federal Fair Labor Standards Act, or (iv) violate any other law or regulation, if the foregoing subclauses (i) through (iv), individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower’s business or operations, or permit any of its Subsidiaries to do so; or (c) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing, and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

7.2Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Section 5 (other than Sections 5.2 (Government Compliance), 5.12 (Litigation Cooperation), 5.14 (Inventory; Returns) and 5.15 (Further Assurances)) or violates any covenant in Section 6; or

(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant, or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed, or tested by a date certain or any covenants set forth in clause (a) above;

7.3Material Adverse Change.  A Material Adverse Change occurs;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

7.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any Subsidiary in an amount equal to or greater than $100,000.00 individually or in the aggregate, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ assets valued at or greater than $100,000.00 individually or in the aggregate by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)(i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting all or any material part of its business;

7.5Insolvency.  (a) Borrower or any of its Subsidiaries are unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within 45 days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed);

7.6Other Agreements.  There is, under any agreement to which Borrower, any of Borrower’s Subsidiaries, or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $250,000.00; or (b) any breach or default by Borrower, any of Borrower’s Subsidiaries, or any Guarantor, the result of which could reasonably be expected to have a material adverse effect on Borrower’s, any of Borrower’s Subsidiaries’, or any Guarantor’s business or operations;

7.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000.00 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree);

7.8Misrepresentations.  Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results);

7.9Subordinated Debt.  If: (a) any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, or any Person (other than Bank) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; (b) a default or event of default (however defined) has occurred under any document, instrument, or agreement evidencing any Subordinated Debt, which default shall not have been cured or waived within any applicable grace period; or (c) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

7.10Lien Priority.  There is a material impairment in the perfection or priority of Bank’s security interest in the Collateral;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

7.11Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 7.3, 7.4, 7.5, 7.6, 7.7, or 7.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor (other as a result of consummating a transaction permitted under Section 6.3 hereof); or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral, or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise), or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

7.12Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes or could reasonably be expected to cause a Material Adverse Change, or (ii) materially and adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

8BANK’S RIGHTS AND REMEDIES

8.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs, all Obligations are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) 105.0% of the aggregate face amount of any Letters of Credit denominated in Dollars remaining undrawn, and (B) 115.0% of the Dollar Equivalent of the aggregate face amount of any Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)terminate any FX Contracts (it being understood and agreed that (i) Bank is not obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and Bank may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as Bank deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations, and expenses incurred by Bank arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) Bank shall not be liable to Borrower for any gain in value of a FX Contract that Bank may obtain in covering Borrower’s breach);

(e)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(f)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  For use solely upon the occurrence and during the continuation of an Event of Default, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 8.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)demand and receive possession of Borrower’s Books; and

(k)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).

8.2Power of Attorney.  Borrower hereby irrevocably appoints Bank as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest, or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits, and (vi) receive, open and dispose of mail addressed to Borrower; and (b) regardless of whether an Event of Default has occurred: (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) notify all Account Debtors to pay Bank directly; and (iii) to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity obligations) have been satisfied in full, Bank is under no further obligation to make Credit Extensions and the Loan Documents have been terminated. Bank shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.

8.3Protective Payments.  If Borrower fails to obtain the insurance called for by Section 5.8 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

8.4Application of Payments and Proceeds.  If an Event of Default has occurred and is continuing (or at any time on the terms set forth in Section 5.4(c), regardless of whether an Event of Default exists), Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

8.5Bank’s Liability for Collateral.  Bank’s sole duty with respect to the custody, safekeeping, and physical preservation of the Collateral in its possession or under its control, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Bank deals with its own property consisting of similar instruments or interests.  Borrower bears all risk of loss, damage, or destruction of the Collateral.

8.6No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

8.8Borrower Liability.  Any Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Borrower hereunder shall be liable for the Credit Extensions and Obligations as set forth on Schedule I hereto.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other Applicable Law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 8.8 shall be null and void.  If any payment is made to a Borrower in contravention of this Section 8.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

9NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand, or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.  Bank or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to Borrower:	EYEPOINT PHARMACEUTICALS, INC.
EYEPOINT PHARMACEUTICALS US, INC.
ICON BIOSCIENCE, INC.
480 Pleasant Street
Suite A210
Watertown, Massachusetts 02472
Attn: Ron Honig, Chief Legal Officer and Company Secretary
Email: rhonig@eyepointpharma.com
Website URL: https://eyepointpharma.com/

With a copy to:	Hogan Lovells US LLP
1735 Market St.
Floor 23
Philadelphia, PA 19103
Attn: Steve Abrams
Email: steve.abrams@hoganlovells.com

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, D.C. 20004
Attn: Edward (Ned) Sinclaire Purdon
Email: edward.purdon@hoganlovells.com

If to Bank:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, MA 02466
Attn: Lauren Cole
Email: LCole@svb.com

with a copy to (which shall not	Morrison & Foerster LLP
constitute notice):	200 Clarendon Street, Floor 20
Boston, Massachusetts 02116
Attn: David A. Ephraim, Esquire
Email: DEphraim@mofo.com

10CHOICE OF LAW, VENUE and JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction.  Borrower and Bank each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction with respect to the Loan Documents or to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly, irrevocably and unconditionally submits and consents in

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.  EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 10 shall survive the termination of this Agreement and the repayment of all Obligations.

11GENERAL PROVISIONS

11.1Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement and the repayment of all Obligations, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3 of this Agreement), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.

11.2Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign or transfer this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Bank shall not assign its interest in the Loan Documents to any Person who in the reasonable estimation of Bank is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company or (b) a vulture fund or distressed debt fund.

11.3Indemnification.

(a)General Indemnification.  Borrower shall indemnify, defend, and hold Bank and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, and representatives of Bank and its Affiliates (each, an “Indemnified Person”) harmless against: all losses, claims, damages, liabilities, and related expenses (including Bank Expenses and the reasonable fees, charges, and disbursements of any counsel for any Indemnified Person)  (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  All amounts due under this Section 11.3 shall be payable promptly after demand therefor.

(b)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic, or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

This Section 11.3 shall survive the termination of this Agreement and the repayment of all Obligations until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

11.4Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

11.5Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.6Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge, or termination of any obligation under any Loan Document, shall be effective unless, and only to the extent, expressly set forth in a writing signed by each party hereto.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance, or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

11.7Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.  Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

11.8Confidentiality.  Bank agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Bank’s Subsidiaries and Affiliates and their respective employees, directors, agents, attorneys, accountants, and other professional advisors (collectively, “Representatives” and, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees, assignees, credit providers or purchasers of Bank’s interests under or in connection with this Agreement and their Representatives (provided, however, any such prospective transferee, assignee, credit provider, purchaser, or their Representative shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required or requested in connection with Bank’s examination or audit; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  “Information” means

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

11.9Electronic Execution of Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures, including any Electronic Signature as defined in the Electronic Transactions Law (2003 Revision) of the Cayman Islands (the “Cayman Islands Electronic Signature Law”), if applicable, or the keeping of records in electronic form, including any Electronic Record, as defined in Cayman Islands Electronic Signature Law, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Cayman Islands Electronic Signature Law; provided, however that sections 8 and 19(3) of the Cayman Islands Electronic Signature Law shall not apply to this Agreement or the execution or delivery thereof.

11.10Right of Setoff.   Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them, and other obligations owing to Bank or any such entity.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

11.11Captions and Section References.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.  Unless indicated otherwise, section references herein are to sections of this Agreement.

11.12Construction of Agreement.  The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.13Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary, or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

11.14Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights, or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11.15Anti-Terrorism Law.  Bank hereby notifies Borrower that, pursuant to the requirements of Anti-Terrorism Law, Bank may be required to obtain, verify, and record information that identifies Borrower, which information may include the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable Bank to comply with the requirements of Anti-Terrorism Law.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

12accounting terms and other DEFINITIONS

12.1Accounting and Other Terms.

(a)Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP (except for with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments), provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP (for the avoidance of doubt, other than for purposes of the delivery of financial statements prepared in accordance with GAAP).

(b)As used in the Loan Documents: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived; and (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

12.2Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 12.2.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code, with such additions to such term as may hereafter be made.

“Administrator” is an individual that is named:

(a)

as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and

(b)	as an Authorized Signer of Borrower in an approval by the Board.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.

“Agreement” is defined in the preamble hereof.

“Alimera License Agreement” means that certain Second Amended and Restated Collaboration Agreement dated as of July 10, 2017, by and between Eyepont Pharmaceuticals US, Inc. (f/k/a pSivida US, Inc.) and Alimera Sciences, Inc. (as amended from time to time).

“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Authorized Signer” means any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Availability Amount” is the lesser of (a) the Revolving Line or (b) the Borrowing Base, minus the sum of all outstanding principal amounts of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 11.8.

“Bank Expenses” are all audit fees, costs, and reasonable expenses (including reasonable, out-of-pocket and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” is Borrower’s board of directors or equivalent governing body.

“Borrower” or “Borrowers” are each set forth on Schedule I hereto.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 80.0% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Statement; provided, however, that Bank has the right to decrease the foregoing percentage in its sole discretion to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Borrowing Base Statement” is that certain statement of the value of certain Collateral in the form specified by Bank to Borrower from time to time.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close, except if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall also mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Cash Burn” is, as of any date of determination, (a) Borrower’s total cash, divided by (b) Borrower’s average quarterly, as determined as of the most recent fiscal quarter then ended, (i) Net Income, plus to the extent deducted in the calculation of Net Income (ii) depreciation expense and amortization expense, (iii) non-cash stock compensation, and (iv) other one-time expenses, as approved by Bank in writing in its sole and absolute discretion, each as determined in accordance with GAAP, divided by three (3).

“Cash Collateral Account” is defined in Section 5.4(c).

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cayman Islands Electronic Signature Law” is defined in Section 11.9.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options, or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of 49.0% or more of the ordinary voting power for the election of directors, partners, managers, and members, as applicable, of Parent (determined on a fully diluted basis) other than by the sale of Parent’s equity securities in a public offering or to venture capital or private equity investors so long as Parent identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the Board of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100.0% of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of Borrower free and clear of all Liens (except Permitted Liens).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Change in Law” means the occurrence, after the Effective Date, of:  (a) the adoption or taking effect of any law, rule, regulation, or treaty; (b) any change in Applicable Law or in the administration, interpretation, implementation, or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

“Claims” is defined in Section 11.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” consists of all of Borrower’s right, title and interest in and to the following personal property:

(a)(i) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b)Notwithstanding the foregoing, the Collateral does not include (i) SWK Purchased Receivables, (ii) any property to the extent that such grant of security interest is prohibited by any requirement of law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such requirement of law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences, (iii) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, (iv) the Excluded Accounts, (v) any leasehold interest in real property; (vi) any United States intent-to-use trademark or service mark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, at all times prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto with the United States Patent and Trademark Office or otherwise, or (vii) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property.  If a judicial authority

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

(c)Pursuant to the terms of Section 6.5, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code, with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card, or other obligation of another, (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates, or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any FX Contract, the Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit.

“CRG” is defined in Section 2.1(e).

“CRG Credit Agreement” means that certain Term Loan Agreement dated as of February 13, 2019 among the Borrowers, as borrower or guarantor, the lenders party thereto and CRG, as administrative agent and collateral agent.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 1.4(c).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the deposit account established by Borrower with Bank for purposes of receiving Credit Extensions.

“Division” means, in reference to any Person which is an entity, the division of such Person into 2 or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is set forth on Schedule I hereto.

“Eligible Accounts” means Accounts owing to Borrower which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 4.3, that have been, at the option of Bank, confirmed in accordance with Section 5.4(f) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion.  Bank reserves the right, at any time after the Effective Date, in its sole discretion in each instance, to either (i) adjust any of the criteria set forth below and to establish new criteria or (ii) deem any Accounts owing from a particular Account Debtor or Account Debtors to not meet the criteria to be Eligible Accounts.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)Accounts (i) for which the Account Debtor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;

(b)Accounts that the Account Debtor has not paid within 120 days, except for McKesson and ASD Specialty Healthcare for which such period is 130 days, of invoice date regardless of invoice payment period terms;

(c)Accounts with credit balances over 120 days from invoice date, except for McKesson and ASD Specialty Healthcare for which such period is 130 days, to the extent of such credit balances;

(d)Accounts owing from an Account Debtor if 50.0% or more of the Accounts owing from such Account Debtor have not been paid within 120 days of invoice date, except for McKesson and ASD Specialty Healthcare for which such period is 130 days;

(e)Accounts owing from an Account Debtor (i) which does not have its principal place of business in the United States or (ii) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States, unless in the case of both (i) and (ii) such Accounts are otherwise approved by Bank in writing;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(f)Accounts billed from and/or payable to Borrower outside of the United States (sometimes called foreign invoiced accounts);

(g)Accounts in which Bank does not have a first priority, perfected security interest under all Applicable Law;

(h)Accounts billed and/or payable in a Currency other than Dollars;

(i)Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), but only to the extent of such Indebtedness or obligations;

(j)Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing, but only to the extent of such credits;

(k)Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(l)Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(m)Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(n)Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(o)Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(p)Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(q)Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(r)Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(s)Accounts for which the Account Debtor has not been invoiced;

(t)Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(u)Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 120 days (including Accounts with a due date that is more than 120 days from invoice date) except for McKesson and ASD Specialty Healthcare for which such period is 130 days;

(v)Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(w)Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(x)Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;

(y) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(z)Accounts owing from an Account Debtor, whose total obligations to Borrower exceed 25.0% of all Accounts, except for McKesson and ASD Specialty Healthcare for which such percentage is 50.0%, for the amounts that exceed that percentage, unless Bank approves in writing; and

(aa)Accounts for which Bank in its sole discretion determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Environmental Laws” means any Applicable Law (including any permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions) relating to pollution or the protection of health, safety, or the environment or the release of any materials into the environment (including those related to hazardous materials, air emissions, discharges to waste or public systems, and health and safety matters).

“Equinox License Agreement” means that certain Exclusive License Agreement, dated as of January 31, 2020, by and between the Borrower and Equinox Science, LLC (as amended from time to time).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 7.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 5.9(c).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Credit Extension or the Revolving Line pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Credit Extensions or the Revolving Line or (ii) Bank changes its lending office, except in each case to the extent that, pursuant to Section 1.8, amounts with respect to such Taxes were payable either to Bank’s assignor immediately

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 1.8(e), and (d) any withholding Taxes imposed under FATCA.

“EyePoint US” is set forth on Schedule I hereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the repayment of the Term Loan Advance in full, (c) as required pursuant to Sections 1.2(c) or 1.2(d), or (d) the termination of this Agreement, in an amount equal to $600,000.00.

“Financial Statement Repository” is NECreditSolutions@svb.com or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time.

“Foreign Currency” is the lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency at a set price or on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Icon” is set forth on Schedule I hereto.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations and (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit.

“Indemnified Person” is defined in Section 11.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” is defined in Section 11.8.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Key Person” is each of Borrower’s chief executive officer, chief financial officer, chief development officer, chief commercial officer, chief medical officer and chief operating officer.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the Stock Pledge Agreement, any Control Agreements, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, landlord waivers and consents, bailee waivers and consents, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified in accordance with the terms thereof.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 5 during the next succeeding financial reporting period

“Maturity Date” means the Term Loan Maturity Date and/or Revolving Line Maturity Date, as applicable.

“Net Income” means, as calculated on a consolidated basis for Borrower for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Final Payment, the Prepayment Fee, the Unused Revolving Line Facility Fee, the Termination Fee, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement or limited partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” is defined in Section 1.3.

“Patents” means all patents, patent applications, and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Parent” is set forth on Schedule I hereto.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit B.

“Payment Date” is set forth on Schedule I hereto.

“Perfection Certificate” is the Perfection Certificate delivered by Borrower in connection with this Agreement.

“Permitted Acquisition” means a transaction whereby Borrower acquires all or substantially all of the capital stock or property of another Person (a “Target”), which satisfies each of the following conditions:

(a)Borrower shall be in compliance with the financial covenant set forth in Section 5.10 of the Loan Agreement on the date of such proposed transaction and provide Bank with evidence that Borrower shall be in pro forma compliance (for the immediately following twelve (12) month period) with the financial covenants set forth in Section 5.10 of the Loan Agreement after giving effect to each such proposed transaction;

(b)such proposed transaction shall only involve an entity formed, and assets located, in the United States, and the party or parties being acquired is in the same or a substantially similar line of business as Borrower;

(c)no Event of Default has occurred and is continuing or would exist after giving effect to the transaction and Bank has received satisfactory evidence that Borrower is in compliance with all terms and conditions of this Agreement (and that it will be in compliance after giving effect to the transaction);

(d)the transaction is approved by the board of directors (or equivalent control group) of all parties to the transaction;

(e)all consideration to be paid by Borrower and its Subsidiaries in connection with any transaction shall be in the form of stock and no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens;

(f)Borrower provides Bank (i) written notice of the transaction at least 10 days before the closing of the transaction, and (ii) copies of the transaction agreement and other material documents relative to the contemplated transaction and such other financial information, financial analysis, documentation or other information relating to such transaction as Bank shall reasonably request at least 10 days before the closing of the transaction;

(g)Borrower is a surviving legal entity after completion of the contemplated transaction;

(h)the contemplated transaction is consensual and non-hostile;

(i)any Target acquired in the transaction shall, within 30 days of the consummation of the transaction, provide Bank either joinder documentation to cause such Target to become a co-borrower hereunder or a guaranty to cause such Target to become a Guarantor hereunder (as determined by Bank in its sole discretion), together

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

with documentation, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Target);

(j)the transaction and Target are accretive in all respects; and

(k)Borrower shall have delivered to Bank, at least 1 Business Days prior to the date on which any such transaction is to be consummated (or such later date as is agreed by Bank in its sole discretion), a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Bank, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date which is shown on the Perfection Certificate (excluding, for clarity, the Indebtedness owed to CRG);

(c)Subordinated Debt;

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)unsecured guarantees by Borrower or a secured Guarantor of Indebtedness of Borrower or a secured Guarantor in an aggregate amount outstanding not to exceed $100,000.00 at any time;

(g)Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(h)unsecured Indebtedness incurred in connection with Borrower’s corporate credit card with American Express in an aggregate amount outstanding not to exceed $700,000.00 at any time (the “Permitted Credit Card”);

(i)Indebtedness incurred to finance insurance premiums in the ordinary course of Borrower’s business;

(j)other unsecured Indebtedness not otherwise permitted hereunder in an aggregate amount not to exceed $250,000.00 outstanding at any time;

(k)intercompany Indebtedness permitted as a Permitted Investment under clause (g) of the definition thereof; and

(l)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)(i) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (excluding, for clarity, the Indebtedness owed to CRG), and (ii) the Equinox License Agreement and transactions contemplated thereby;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(b)cash Investments by Borrower in Securities Corp.; provided that (i) an Event of Default does not exist at the time of any such Investment, and would not exist after giving effect to any such Investment, and (ii) Borrower and its Subsidiaries are at all times in compliance with Section 5.9(a);

(c)(i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(d)Investments consisting of accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 5.9 of this Agreement) in which Bank has a first priority perfected security interest (to the extent required pursuant to Section 5.9 of this Agreement);

(e)Investments accepted in connection with Transfers permitted by Section 6.1;

(f)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(g)Investments (i) by one Borrower in another Borrower, and (ii) by Borrower or a secured Guarantor in a Subsidiary that is not a Borrower or a secured Guarantor for the ordinary and necessary current operating expenses of such Subsidiary in an amount not to exceed $100,000.00 in the aggregate in any twelve (12) month period;

(h)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, directors, partners, managers and members relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee equity purchase plans or similar agreements approved by the Board;

(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k)joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $250,000.00 in the aggregate in any twelve (12) month period;

(l)Permitted Acquisitions;

(m)to the extent constituting an Investment, security deposits with utilities, landlords and other like Persons made in the ordinary course of Borrower’s business in an aggregate amount not to exceed $250,000.00 during the term of this Agreement; and

(n)other Investments not otherwise permitted by Section 6.6 not exceeding $100,000.00 in the aggregate in any fiscal year.

“Permitted Liens” are:

(a)Liens existing on the Effective Date which are shown on the Perfection Certificate (excluding, for clarity, any Liens in favor of CRG) or arising under this Agreement or the other Loan Documents;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;

(c)purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $500,000.00 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $250,000.00 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)easements, rights-of-way, zoning restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(i)Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)Liens securing Indebtedness permitted under clause (i) of the definition of “Permitted Indebtedness” herein;

(k)(i) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (ii) development, co-promotion, distribution and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Intellectual Property in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product over a period of time; provided that each such license does not effect a legal transfer of title to such Intellectual Property and that each such license must be a true license as opposed to a license that is a sales transaction in substance; and (iii) the Alimera License Agreement;

(l)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.4 and 7.7; and

(m)customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower, provided that

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(i) Bank has a first priority perfected security interest in such account (to the extent required pursuant to Section 5.9 of this Agreement), and (ii) such account is permitted to be maintained pursuant to Section 5.9 of this Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an additional fee, payable to Bank, with respect to the Term Loan Advance, in an amount equal to:

(a)

for a prepayment of the Term Loan Advance made on or prior to the first (1st) anniversary of the Effective Date, three percent (3.0%) of the outstanding principal amount of the Term Loan Advance immediately prior to the date of such prepayment;

(b)

for a prepayment of the Term Loan Advance made after the first (1st) anniversary of the Effective Date, but on or prior to the second (2nd) anniversary of the Effective Date, two percent (2.0%) of the outstanding principal amount of the Term Loan Advance immediately prior to the date of such prepayment;

(c)

for a prepayment of the Term Loan Advance made after the second (2nd) anniversary of the Effective Date, but on or prior to the third (3rd) anniversary of the Effective Date, one percent (1.0%) of the outstanding principal amount of the Term Loan Advance immediately prior to the date of such prepayment; and

(d)

for a prepayment of the Term Loan Advance made after the third (3rd) anniversary of the Effective Date, but prior to the Term Loan Maturity Date, one-half of one percent (0.50%) of the outstanding principal amount of the Term Loan Advance immediately prior to the date of such prepayment.

Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, the Prepayment Fee shall be waived by Bank, if Bank closes on the refinance and redocumentation of the Term Loan Advance (in its sole and absolute discretion) prior to the Term Loan Maturity Date.

“Prime Rate” is set forth on Schedule I hereto.

“Prime Rate Margin” is set forth on Schedule I hereto.

“Product Revenue” is Borrower’s net revenue, determined in accordance with GAAP, attributable to Borrower’s sales of Dexycu and Yutiq.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Representatives” is defined in Section 11.8.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its sole discretion, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its sole discretion, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in its sole discretion constitutes a Default or an Event of Default.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Revolving Line” is set forth on Schedule I hereto.

“Revolving Line Maturity Date” is set forth on Schedule I hereto.

“Sanctioned Person” means a Person that: (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is 50.0% or more owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government and any of its agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Corp.” is EYE POINT PHARMACEUTICALS SECURITIES CORPORATION, a corporation organized under the laws of the Commonwealth of Massachusetts and a Subsidiary of EyePoint US.

“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (b) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.

“Stock Pledge Agreement” means that certain Stock Pledge Agreement executed by EyePoint US in favor of Bank dated as of Effective Date, as may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all of Borrower’s or any of its Subsidiaries’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“SWK Purchase Receivables” means Borrower’s right, title and interest in and to all Purchase Receivables (as defined in the SWK Royalty Purchase Agreement).

“SWK Royalty Purchase Agreement” is that certain Royalty Purchase Agreement dated as of December 17, 2020 between Parent, EyePoint US and SWK Funding LLC, a Delaware limited liability company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” is defined in Section 1.2(a).

“Term Loan Availability Amount” is set forth on Schedule I hereto.

“Term Loan Maturity Date” is set forth on Schedule I hereto.

“Termination Fee” is defined in Section 1.5(c).

“Trademarks” means, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.

“Transfer” is defined in Section 6.1.

“Unused Revolving Line Facility Fee” is defined in Section 1.5(d).

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.

[Signature page follows]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

EYEPOINT PHARMACEUTICALS, INC.

By:	/s/ George Elston
Name:	George Elston
Title:	Chief Financial Officer and Head of Corporate Development

EYEPOINT PHARMACEUTICALS US, INC.

By:	/s/ George Elston
Name:	George Elston
Title:	Chief Financial Officer

ICON BIOSCIENCE, INC.

By:	/s/ Philip Hoffstein
Name:	Philip Hoffstein
Title:	President

BANK:

SILICON VALLEY BANK

By:	/s/ Lauren Cole
Name:	Lauren Cole
Title:	Director

Signature Page to Loan and Security Agreement

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SCHEDULE I

LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) – Revolving Line – Availability	Amounts borrowed under the Revolving Line may be prepaid or repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
1.2(a) – Term Loan – Availability	After repayment, the Term Loan Advance (or any portion thereof) may not be reborrowed.
1.2(b) – Term Loan – Repayment

Commencing on February 1, 2024 and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan Advance in (i) 36 consecutive equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 1.4(b)(ii).

1.4(a)(i) – Interest Payments – Advances	Interest on the principal amount of each Advance is payable in arrears monthly (A) on each Payment Date, (B) on the date of any prepayment of such Advance, and (C) on the Revolving Line Maturity Date.
1.4(a)(ii) – Interest Payments – Term Loan Advance

Interest on the principal amount of the Term Loan Advance is payable in arrears monthly (A) on each Payment Date commencing on the first Payment Date following the Funding Date of the Term Loan Advance, (B) on the date of any prepayment of the Term Loan Advance, and (C) on the Term Loan Maturity Date.

1.4(b)(i) – Interest Rate – Advances	The outstanding principal amount of any Advance shall accrue interest at a floating rate per annum equal to the Prime Rate, which interest shall be payable in accordance with Section 1.4(a).
1.4(b)(ii) – Interest Rate – Term Loan Advance

The outstanding principal amount of the Term Loan Advance shall accrue interest at a floating rate per annum equal to the greater of (1) five and one half of one percent (5.50%), and (2) the Prime Rate plus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.4(a).

1.4(e) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year for any Credit Extension outstanding.
8.8 – Borrower Liability

Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder and any other Obligations related thereto, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

12.2 – “Borrower” or “Borrowers”

“Borrower” or “Borrowers” means each of (a) EYEPOINT PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), (b) EYEPOINT PHARMACEUTICALS US, INC., a Delaware corporation (“EyePoint US”), and (c) and ICON BIOSCIENCE, INC., a Delaware corporation (“Icon”).

12.2 – “Effective Date”	“Effective Date” is March 9, 2022.
12.2 – “Payment Date”	“Payment Date” is (a) with respect to Term Loan Advance, the first (1st) calendar day of each month and (b) with respect to Advances, the last calendar day of each month.
12.2 – “Prime Rate”

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

I-1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

12.2 – “Prime Rate Margin”	“Prime Rate Margin” is two and one quarter of one percent (2.25%).
12.2 – “Revolving Line”	“Revolving Line” is an aggregate principal amount equal to $15,000,000.00.
12.2 – “Revolving Line Maturity Date”	“Revolving Line Maturity Date” is January 1, 2027.
12.2 – “Term Loan Availability Amount”	“Term Loan Availability Amount” is an original principal amount equal to $30,000,000.00.
12.2 – “Term Loan Maturity Date”	“Term Loan Maturity Date” is January 1, 2027.

I-2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT A

COMPLIANCE STATEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM